Exhibit 2.2

EXECUTION VERSION

REORGANIZATION AGREEMENT

by and among

AVNET, INC.,

AVT TECHNOLOGY SOLUTIONS LLC

and

Solely for the purposes of Section 7.10, Section 7.12 and Section 7.16

TECH DATA CORPORATION

September 19, 2016

i

ii

SCHEDULES
Schedule 1.1(48)(a)(i)	TS Customer, Distribution, Supply or Vendor Contracts
Schedule 1.1(48)(b)(i)	TS Joint Venture or License Agreements
Schedule 1.1(48)(e)	Other TS Contracts
Schedule 2.2(a)(i)	Certain TS Assets
Schedule 2.2(a)(ii)(A)	Capital Stock of NewCo Subsidiaries
Schedule 2.2(a)(ii)(B)	Capital Stock of Other NewCo Entities
Schedule 2.2(a)(viii)(A)	TS Owned Property
Schedule 2.2(a)(viii)(B)	TS Leased Property
Schedule 2.2(b)(i)	Certain Excluded Assets
Schedule 2.2(b)(iv)	Seller Contracts
Schedule 2.3(a)(i)	Certain TS Liabilities
Schedule 2.3(b)(i)	Certain Excluded Liabilities
Schedule 2.9(a)	Shared Assets
Schedule 5.8(a)(ii)	Seller Guarantees to Be Released
Schedule 5.9(a)	NewCo Actions
Schedule 5.9(b)	Seller Actions
Schedule 5.9(d)	Mixed Actions
Schedule 6.1(a)	Specified Cooperation Matters

EXHIBITS
Exhibit A	Form of Joinder Agreement

iii

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT, dated as of September 19, 2016 (this “Agreement”), is by and among Avnet, Inc., a New York corporation (“Seller”), AVT Technology Solutions LLC, a Delaware limited liability company (“NewCo US”), and, solely for the purposes of Section 7.10, Section 7.12 and Section 7.16, Tech Data Corporation, a Florida corporation (“Buyer”). Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, Seller, acting through itself and its direct and indirect Subsidiaries, currently conducts the TS Business;

WHEREAS, NewCo US is a newly formed, direct, wholly owned Subsidiary of Seller;

WHEREAS, NewCo Non-US (as defined in the Purchase Agreement) will be a newly formed, indirect, wholly owned Subsidiary of Seller;

WHEREAS, each of NewCo US and NewCo Non-US (as defined in the Purchase Agreement) is a “NewCo” and are together the “NewCos”;

WHEREAS, to the extent the TS Business, including any TS Assets or TS Liabilities, is not held by the NewCos and other members of the NewCo Group as of the date of this Agreement, Seller intends to separate such TS Business from the Retained Business and to cause such TS Assets to be transferred to the NewCos and other members of the NewCo Group and to cause such TS Liabilities to be assumed by the NewCos and other members of the NewCo Group, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the Interest Purchase Agreement, dated as of September 19, 2016 (the “Purchase Agreement”), by and between Seller and Buyer, following the Reorganization, Buyer will purchase from Seller, and Seller will sell to Buyer, 100% of the issued and outstanding equity interests of the NewCos, upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, the Board of Directors of Seller has approved the Reorganization, the Reorganization Agreement and the Purchase Agreement; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and certain other agreements that will govern certain matters relating to the Reorganization and the ongoing relationship of Seller, the NewCos and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(1) “Action” has the meaning set forth in the Purchase Agreement.

(2) “Affiliate” has the meaning set forth in the Purchase Agreement; provided that it is expressly agreed that, from and after the Closing, for purposes of this Agreement, the other Transaction Documents and the Purchase Agreement, no member of the NewCo Group shall be deemed to be an Affiliate of any member of the Seller Group, and no member of the Seller Group shall be deemed to be an Affiliate of any member of the NewCo Group.

(3) “Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

(4) “Assets” means any and all assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, and whether now existing or hereafter acquired, in each case whether or not recorded or reflected, or required to be recorded or reflected, on the books and records or financial statements of the applicable Person, including the following:

(a) all accounting and other books, records and files, including general, financial and accounting records whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b) all apparatus, computers and other electronic data processing and communications equipment, electronic storage equipment, fixtures, machinery, marketing and transportation systems and related facilities, equipment, furniture, automobiles, trucks, vessels, motor vehicles and other transportation equipment, tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products, including all “inventory” as such term is used in connection with the preparation of the financial statements of the applicable Person, and whether located at any facility of the applicable Person or at any other location in the supply chain of the applicable Person;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of an Encumbrance in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any

Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase and sales orders for raw materials, supplies, parts or services and other Contracts;

(g) all deposits, letters of credit and performance and surety bonds;

(h) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i) all Intellectual Property;

(j) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data and drawings, correspondence and lists, product data and literature, artwork, design, development, manufacturing and business process files and data, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k) all prepaid expenses, credits, deposits, claims, refunds, rights of recovery, rights of set-off, rights of recoupment, advance payments, trade accounts and other accounts and notes receivable;

(l) all rights under Contracts, all claims or rights against any Person, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority or other third Person;

(n) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(o) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

(5) “Closing” has the meaning set forth in the Purchase Agreement.

(6) “Closing Date” has the meaning set forth in the Purchase Agreement.

(7) “Contract” has the meaning set forth in the Purchase Agreement.

(8) “Employee Matters Agreement” has the meaning set forth in the Purchase Agreement.

(9) “Encumbrance” has the meaning set forth in the Purchase Agreement.

(10) “Enterprise-Wide Contract” has the meaning set forth in the Purchase Agreement.

(11) “Environmental Condition” means any (i) condition of the soil, surface, waters, groundwater, stream sediments, air and/or similar environmental media relating to the presence of or exposure to Hazardous Materials, (ii) condition of the workplace or structures relating to the presence of or exposure to Hazardous Materials, (iii) Release or threatened Release of Hazardous Materials or (iv) noncompliance with or violation of any Environmental Law or Permit required under Environmental Law, in each case either on or off a property resulting from any activity, inactivity or operations occurring on such property that, by virtue of Environmental Laws, (A) requires investigatory, corrective or remedial measures by Seller or any of its Subsidiaries (with respect to the TS Business), the NewCos or their Subsidiaries, Buyer or in respect of the TS Business or (B) comprises a basis for claims against, demands of or obligations of Seller or any of its Subsidiaries (with respect to the TS Business), the NewCos or their Subsidiaries, Buyer or in respect of the TS Business.

(12) “Environmental Law” has the meaning set forth in the Purchase Agreement.

(13) “Governmental Authority” has the meaning set forth in the Purchase Agreement.

(14) “Government Contract” has the meaning set forth in the Purchase Agreement.

(15) “Group” means the Seller Group or the NewCo Group, as the context requires.

(16) “Hazardous Materials” has the meaning set forth in the Purchase Agreement.

(17) “Information” means information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, accountant’s work papers, contracts, instruments, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

(18) “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(19) “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium, premium adjustments (including reserves and retrospectively-rated premium adjustments), deductible and net of any costs or expenses, including Taxes, incurred in connection with the collection and receipt thereof.

(20) “Intellectual Property” has the meaning set forth in the Purchase Agreement.

(21) “Law” has the meaning set forth in the Purchase Agreement.

(22) “Liabilities” has the meaning set forth in the Purchase Agreement.

(23) “Losses” has the meaning set forth in the Purchase Agreement.

(24) “NewCo Group” means the NewCos, those entities set forth on Schedule 2.2(a)(ii)(A) and each Subsidiary of the NewCos immediately after the Closing.

(25) “NewCo Non-US” has the meaning set forth in the Purchase Agreement.

(26) “Party” means the NewCos (collectively) or Seller, as appropriate, and “Parties” means the NewCos and Seller.

(27) “Permit” has the meaning set forth in the Purchase Agreement.

(28) “Permitted Encumbrance” has the meaning set forth in the Purchase Agreement.

(29) “Person” has the meaning set forth in the Purchase Agreement.

(30) “Plan of Reorganization” means the Project Kohler Global Macro Step Plan Version 4, dated as of September 16, 2016, and provided to Buyer on September 16, 2016.

(31) “Release” has the meaning set forth in the Purchase Agreement.

(32) “Representative” has the meaning set forth in the Purchase Agreement.

(33) “Reorganization” means the actions required to be taken by the Seller, the NewCos and their respective Subsidiaries to (i) effectuate the transfer of the TS Assets that are not already owned by members of the NewCo Group to members of the NewCo Group and the assumption by members of the NewCo Group of the TS Liabilities that are not already obligations of members of the NewCo Group, and the transfer of Excluded Assets that are not already owned by members of the Seller Group to members of the Seller Group and the assumption by members of the Seller Group of the Excluded Liabilities that are not already obligations of members of the Seller Group, all as more fully described, and in accordance with, the Plan of Reorganization, as it may be amended in accordance with the terms of this Agreement, and (ii) ensure (subject to the services to be provided pursuant to the Transition Services Agreement) the NewCo Group’s operational readiness to conduct the TS Business as of the Closing Date.

(34) “Retained Business” has the meaning set forth in the Purchase Agreement.

(35) “Retained Contracts” means Contracts to which the Seller or any of its Subsidiaries (prior to the Reorganization) are a party and which are not TS Contracts.

(36) “Seller Group” means Seller and each Person (other than any member of the NewCo Group) that is a direct or indirect Subsidiary of Seller immediately after the Closing.

(37) “Service Provider” means, with respect to any Person, any current, former or future employee, officer, consultant, independent contractor or director of such Person.

(38) “Shared Assets” means the Assets related to or used in the TS Business that are not TS Assets and are identified on Schedule 2.9(a).

(39) “Subsidiary” has the meaning set forth in the Purchase Agreement.

(40) “Tax” has the meaning set forth in the Purchase Agreement.

(41) “Transaction Documents” means this Agreement, the Transition Services Agreement, the Employee Matters Agreement and the Transfer Documents, in each case including all annexes, exhibits, schedules, attachments and appendices thereto.

(42) “Transfer Documents” means the Pre-Closing Transfer Documents, the Post-Closing Seller Transfer Documents and the Post-Closing NewCo Transfer Documents.

(43) “Transferred Debt” means indebtedness for borrowed money of Avnet Technology Solutions Sanayi ve Ticaret A.S. outstanding as of the Closing.

(44) “Transition Services Agreement” has the meaning set forth in the Purchase Agreement.

(45) “TS Balance Sheet” means the unaudited combined balance sheet of the TS Business as of July 2, 2016, as set forth on Section 3.7 of the Seller Disclosure Schedules (as defined in the Purchase Agreement).

(46) “TS Business” has the meaning set forth in the Purchase Agreement.

(47) “TS Business IP” has the meaning set forth in the Purchase Agreement.

(48) “TS Contracts” means the following Contracts to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or any of their respective Assets is bound, in each case, immediately prior to the Closing:

(a) any customer, distribution, supply or vendor Contracts that primarily relate to the TS Business, including the Contracts listed or described on Schedule 1.1(48)(a)(i);

(b) any joint venture agreement or license agreement that primarily relates to the TS Business, including those listed or described on Schedule 1.1(48)(b)(i);

(c) any Contract relating to the research, development or ownership or co-ownership of Intellectual Property that primarily relates to the TS Business;

(d) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement, any of the other Transaction Documents or the Purchase Agreement to be assigned to the NewCos or any member of the NewCo Group;

(e) any Contract listed or described on Schedule 1.1(48)(e) (or any applicable licenses, leases, addenda or similar arrangements thereunder as described on Schedule 1.1(48)(e)); and

(f) any other Contract that primarily relates to the TS Business.

Section 1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Definition	Location

Agreement	Preamble
Buyer	Preamble
Claim	Section 5.4(a)
Claim Notice	Section 5.4(a)
Counsel	Section 3.8(e)
Direct Claim	Section 5.4(a)
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Existing Seller Counsel	Section 3.8(a)
General TS Business Information	Section 3.8(b)
Guarantee Release	Section 5.8(b)
Indemnified Party	Section 5.3(a)
Indemnifying Party	Section 5.3(a)
Indemnity Payment	Section 5.3(a)
Mixed Action	Section 5.9(d)
NewCo	Recitals
NewCo Accounts	Section 2.11(a)
NewCo Confidential Information	Section 6.2(a)
NewCo Controlled Actions	Section 5.9(a)
NewCo Counsel	Section 3.8(a)
NewCo Indemnification Obligations	Section 5.1
NewCo Indemnified Parties	Section 5.2
NewCo Released Persons	Section 4.1(b)
NewCo US	Preamble
Post-Closing Claims	Section 6.3(b)
Post-Closing NewCo Transfer Documents	Section 2.4(b)
Post-Closing Seller Transfer Documents	Section 2.5(b)
Pre-Closing Occurrence-Based Policies	Section 2.2(a)(vii)
Pre-Closing Transfer Documents	Section 2.1(c)
Purchase Agreement	Recitals
Reorganization Expenses	Section 6.4(a)
Seller	Preamble

Seller Accounts	Section 2.11(a)
Seller Confidential Information	Section 6.2(b)
Seller Controlled Actions	Section 5.9(b)
Seller Counsel	Section 3.8(a)
Seller Indemnification Obligations	Section 5.2
Seller Indemnified Parties	Section 5.1
Seller Released Persons	Section 4.1(a)
Separate Action	Section 5.9(c)
Third-Party Claim	Section 5.4(a)
TS Assets	Section 2.2(a)
TS Leased Property	Section 2.2(a)(viii)
TS Liabilities	Section 2.3(a)
TS Owned Property	Section 2.2(a)(viii)

ARTICLE II

THE REORGANIZATION

Section 2.1 Transfer of Assets and Assumption of Liabilities Prior to the Closing.

(a) In order to complete the Reorganization and subject to the terms and conditions set forth in this Agreement and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date of this Agreement, as promptly as practicable following the date of this Agreement:

(i) TS Assets. Seller shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to the NewCos or one or more of the NewCos’ Subsidiaries designated by the NewCos, and the NewCos or such Subsidiaries shall accept from Seller and Seller’s applicable Subsidiaries, all of Seller’s and Seller’s Subsidiaries’ respective direct or indirect right, title and interest in and to all TS Assets (including the delivery of all tangible embodiments of all TS Business IP and all documentation relating thereto);

(ii) TS Liabilities. The NewCos and/or one or more of their Subsidiaries designated by the NewCos shall accept and assume from the Seller or one or more of its Subsidiaries, and agree faithfully to perform, discharge and fulfill, the TS Liabilities in accordance with their respective terms. The NewCos and their Subsidiaries shall be responsible for all TS Liabilities, regardless of when or where such TS Liabilities arose or arise, or the legal entity that incurred or holds the TS Liability (provided, however, that nothing contained herein shall preclude or inhibit the NewCos or their Subsidiaries from asserting against any third parties any defenses available to the legal entity that incurred or holds such TS Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Closing, regardless of where or against whom such TS Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Seller Group or the NewCo Group, any predecessor of any such member or any of their respective directors, officers, employees, agents or Affiliates. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) neither the NewCos nor their Subsidiaries shall assume or be responsible to pay, perform, satisfy or discharge any Excluded Liabilities and (ii) nothing in this Section 2.1(a)(ii) shall limit Seller’s representations and warranties in, and Buyer’s rights under, the Purchase Agreement;

(iii) Excluded Assets. Seller shall cause the applicable Subsidiaries of the NewCos to assign, transfer, convey and deliver to Seller or one or more of its other Subsidiaries designated by Seller (other than the NewCos or their Subsidiaries), and Seller or such other Subsidiaries shall accept from such applicable Subsidiaries of the NewCos, such applicable Subsidiaries’ respective direct or indirect right, title and interest in and to any Excluded Assets; and

(iv) Excluded Liabilities. Seller and/or its Subsidiaries designated by Seller (other than the NewCos or their Subsidiaries) shall accept and assume from the NewCos or one or more of their Subsidiaries, and agree faithfully to perform, discharge and fulfill, the Excluded Liabilities in accordance with their respective terms, and Seller and/or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude or inhibit Seller from asserting against any third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Closing, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Seller Group or the NewCo Group or any of their respective directors, officers, employees, agents or Affiliates. Notwithstanding the foregoing or anything in this Agreement to the contrary, neither Seller nor its Subsidiaries shall assume or be responsible to pay, perform, satisfy or discharge any TS Liabilities.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the TS Assets and the assumption of the TS Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(ii), on the date that such TS Assets are assigned, transferred, conveyed or delivered or such TS Liabilities are assumed, (i) Seller shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Seller’s and its Subsidiaries’ (other than the NewCos and their Subsidiaries) right, title and interest in and to such TS Assets, including filing any required assignments to record a member of the NewCo Group as the sole owner of any TS Business Registered IP (as defined in the Purchase Agreement); and (ii) subject to the terms and conditions set forth herein, the NewCos shall execute and deliver, and shall cause their Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the TS Liabilities by the NewCos and their Subsidiaries.

(c) In furtherance of the assignment, transfer, conveyance and delivery of the Excluded Assets and the assumption of the Excluded Liabilities in accordance with Section 2.1(a)(iii) and Section 2.1(a)(iv), on the date that such Excluded Assets are assigned, transferred, conveyed or delivered or such Excluded Liabilities are assumed, (i) the NewCos shall execute and deliver, and shall cause their Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of the NewCos’ and such Subsidiaries’ right, title and interest in and to such Excluded Assets, (ii) subject to the terms and conditions set forth herein, Seller shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such Excluded Liabilities. All of the foregoing documents contemplated by Section 2.1(b) and this Section 2.1(c) shall be referred to collectively herein as the “Pre-Closing Transfer Documents.” Seller shall provide Buyer drafts of material Pre-Closing Transfer Documents prior to the execution thereof, afford Buyer a reasonable opportunity to comment thereon, and shall consider in good faith any comments thereto proposed by Buyer.

(d) In connection with the reorganization contemplated by Section 2.1(a), each of Seller and the NewCos will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the Reorganization, including the transactions contemplated by the Plan of Reorganization (whether prior to, at or after the Closing) in accordance with the terms thereof. Seller shall regularly consult with Buyer in good faith in connection with effectuating the Reorganization. Notwithstanding anything herein to the contrary, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Subsidiaries not to, take actions in connection with the Reorganization prior to the termination of the Purchase Agreement, unless such action does not and would not (A) adversely affect the NewCo Group or the conduct or operation of the TS Business, as compared to the operation of the TS Business as of the date hereof, (B) create costs (other than de minimis costs) for the NewCos that will exist after the Closing Date, or (C) bind Buyer or any of its Affiliates (including, after Closing, the NewCo Group) to any material obligation to a third party or otherwise materially restrict the activities of Buyer or its Affiliates (including the NewCos and their Subsidiaries) after the Closing Date. If Seller or any of its Affiliates proposes to take any action requiring the consent of Buyer in accordance with the preceding sentence, the Seller and/or its Affiliates shall promptly notify Buyer, and Seller or such Affiliate shall provide Buyer with reasonably detailed information regarding such proposed action as requested by Buyer.

(e) Seller shall provide Buyer with all proposed material amendments, updates and revisions to the Plan of Reorganization (including, for the avoidance of doubt, any changes to the final structure of the TS Business) to effectuate the Reorganization. Notwithstanding anything herein to the contrary, Seller shall not make any amendment, update or revision to the Plan of Reorganization without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), unless such change does not and would not (A) adversely affect the NewCo Group or the conduct or operation of the TS Business, as compared to the operation of the TS Business as of the date hereof, (B) create costs (other than de minimis costs) for the NewCos that will exist after the Closing Date, or (C) bind

Buyer or any of its Affiliates (including, after Closing, the NewCo Group) to any material obligation to a third party or otherwise materially restrict the activities of Buyer or its Affiliates (including the NewCos and their Subsidiaries) after the Closing Date.

(f) The NewCos hereby waive compliance by each and every member of the Seller Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the TS Assets to any member of the NewCo Group.

(g) Seller hereby waives compliance by each and every member of the NewCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Seller Group.

Section 2.2 Allocation of Assets.

(a) For purposes of this Agreement, “TS Assets” shall mean (without duplication), any and all of the Assets that are owned or leased by Seller or its Subsidiaries that primarily relate to, or are primarily used in, the TS Business, including the following:

(i) the Assets listed or described on Schedule 2.2(a)(i);

(ii) (A) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Seller listed on Schedule 2.2(a)(ii)(A) and (B) the shares of capital stock of, or any other equity interests in, the entities held by Seller listed on Schedule 2.2(a)(ii)(B);

(iii) the TS Contracts;

(iv) the Assets reflected as Assets of the NewCos and their Subsidiaries in the TS Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for the TS Business or any member of the NewCo Group subsequent to the date of the TS Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the TS Balance Sheet if prepared on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the TS Balance Sheet as may be permitted under the Purchase Agreement, but in all events excluding all cash and cash equivalents;

(v) the TS Business IP;

(vi) all Intellectual Property in the configurations and templates primarily related to the TS Business that are used in connection with any Enterprise-Wide Contract, to the extent the Seller or any of its Subsidiaries has the right to assign or license such configurations and templates;

(vii) subject to Section 6.3 (including any limitations or obligations of any member of the NewCo Group thereunder) and to the terms of the applicable Insurance

Policies, the rights of any member of the NewCo Group prior to or after the Closing under any occurrence-based Insurance Policies of Seller or its Subsidiaries (as applicable) in place prior to the Closing under which the NewCos or any NewCo Subsidiary is insured or which relate to the TS Business, any TS Asset or any TS Liability (the “Pre-Closing Occurrence-Based Policies”), regardless of whether such Pre-Closing Occurrence-Based Policies are maintained with a third party, but only to the extent such Pre-Closing Occurrence-Based Policies provide, without additional cost to Seller or its Subsidiaries (or Buyer agrees to pay such any additional costs in connection therewith), coverage to the NewCos or any Subsidiary of the NewCos for any TS Liabilities; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Insurance Policies, or any of them, to the NewCos or any member of the NewCo Group;

(viii) (A) the offices, manufacturing facilities and other owned real property held by Seller or any of its Subsidiaries immediately prior to the Closing that is primarily related to or primarily used in the TS Business, which real property is described on Schedule 2.2(a)(viii)(A) (the “TS Owned Property”) and (B) the leases governing the leased real property held by Seller or any of its Subsidiaries immediately prior to the Closing that is primarily related to or primarily used in the TS Business, which leased real property is described on Schedule 2.2(a)(viii)(B) (the “TS Leased Property”);

(ix) all owned office equipment, trade fixtures and furnishings located at the TS Owned Property and the TS Leased Property and the leases to office equipment, trade fixtures and furnishings located at the TS Owned Property and the TS Leased Property, in each case immediately prior to the Closing; provided that personal computers and other personal equipment (and any leases thereto) shall be retained by the Party who, following the Closing, retains the services of the applicable Service Provider who, immediately prior to the Closing, used such personal computer and personal equipment;

(x) all intercompany receivables owed to a member of the NewCo Group, on the one hand, by a member of the Seller Group, on the other hand, that: (A) are in respect of goods or services sold by a member of the NewCo Group in the ordinary course of business consistent with past practice, (B) are effective or outstanding as of the Closing and (C) are included as current assets under the Purchase Agreement for purposes of calculating Net Working Capital;

(xi) all other Assets that are expressly provided by this Agreement, the Purchase Agreement or any other Transaction Document as Assets to be transferred to the NewCos or any other member of the NewCo Group;

(xii) all rights (A) in connection with any NewCo Controlled Action, whether arising by way of counterclaim or otherwise, and (B) under warranties, indemnities and all similar rights of Seller or any of its Subsidiaries against third parties, in each case, in connection with any TS Liability;

(xiii) all goodwill and going-concern value associated with the TS Business, or the TS Assets, including the right to represent to third parties that Buyer is the successor to the TS Business; and

(xiv) all cash and cash equivalents included as Cash under the Purchase Agreement for purposes of calculating the Cash Purchase Price.

(b) For the purposes of this Agreement, “Excluded Assets” shall mean any and all Assets that are owned, leased or licensed, at or prior to the Closing, by Seller or any of its Subsidiaries, that are not TS Assets, including (without duplication):

(i) the Assets listed or described on Schedule 2.2(b)(i);

(ii) all cash and cash equivalents not included as Cash under the Purchase Agreement for purposes of calculating the Cash Purchase Price;

(iii) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Seller that are not listed on Schedule 2.2(a)(ii)(A) or Schedule 2.2(a)(ii)(B);

(iv) the Contracts listed or described on Schedule 2.2(b)(iv), the Enterprise-Wide Contracts, the Retained Contracts and any other Contracts that are not TS Contracts;

(v) all Intellectual Property owned by Seller or any of its Subsidiaries other than (A) the TS Business IP and (B) any Intellectual Property in the configurations and templates primarily related to the TS Business that are used in connection with any Enterprise-Wide Contract, to the extent the Seller or any of its Subsidiaries has the right to assign or license such configurations and templates;

(vi) (A) the offices, manufacturing facilities and other owned real property owned or held immediately prior to the Closing by Seller or any of its Subsidiaries, other than the TS Owned Property, and (B) the leases governing the leased real property leased or held immediately prior to the Closing by Seller or any of its Subsidiaries, other than the TS Leased Property;

(vii) all other Assets that are expressly contemplated by this Agreement, the Purchase Agreement or any other Transaction Document as Assets to be retained by Seller or any other member of the Seller Group; and

(viii) all Assets of any members of the Seller Group that are not TS Assets.

Section 2.3 Allocation of Liabilities.

(a) For the purposes of this Agreement, “TS Liabilities” shall mean (without duplication) the following Liabilities of Seller and its Subsidiaries, in each case excluding the Excluded Liabilities:

(i) the Liabilities listed or described on Schedule 2.3(a)(i);

(ii) any Liabilities (A) to the extent primarily relating to, arising out of or resulting from the ownership and operation of TS Business, as conducted at any time before, at or after the Closing (including any Liabilities arising under any TS Contract, regardless of when such TS Contract may have been entered into), and (B) relating to, arising out of or resulting from the operation of any business conducted by any member of the NewCo Group at any time after the Closing;

(iii) the Liabilities reflected as liabilities or obligations of the NewCos or their Subsidiaries in the TS Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of the TS Balance Sheet in accordance with the terms of the Purchase Agreement which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on the TS Balance Sheet if prepared on a consistent basis;

(iv) the Transferred Debt;

(v) all intercompany payables owed by a member of the NewCo Group, on the one hand, to a member of the Seller Group, on the other hand, that: (A) are in respect of goods or services sold by a member of the Seller Group in the ordinary course of business consistent with past practice, (B) are effective or outstanding as of the Closing and (C) are included as current liabilities under the Purchase Agreement for purposes of calculating Net Working Capital; and

(vi) all other Liabilities that are expressly provided by this Agreement, the Purchase Agreement or any other Transaction Document as Liabilities to be assumed by the NewCos or any other member of the NewCo Group, and all Liabilities of the NewCos or any other member of the NewCo Group under this Agreement or any of the other Transaction Documents.

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean the following Liabilities (without duplication):

(i) all Liabilities to the extent relating to, arising out of or resulting from the matters listed or described on Schedule 2.3(b)(i);

(ii) all Liabilities arising before, at or after the Closing, to the extent relating to, arising out of or resulting from any Environmental Condition or any matter subject to or regulated by Environmental Law, in each case relating to, arising out of or resulting from (i) any properties owned, leased or occupied by the TS Business or any member of the NewCo Group at or prior to the Closing; (ii) the ownership, occupancy or use of the TS Assets prior to the Closing; (iii) the presence on or release of Hazardous Materials on or from any TS Assets; (iv) the conduct or operation of the TS Business prior to the Closing; or (v) the use, treatment, release, handling, transportation or disposal of Hazardous Materials by or in connection with the operation of the TS Business or by or on behalf of any member of the NewCo Group or, with respect to the TS Business, the Seller Group prior to the Closing;

(iii) the Liabilities retained or assumed by the Seller or any of its Subsidiaries (other than the NewCos and their Subsidiaries) under the Employee Matters Agreement;

(iv) all intercompany payables owed by a member of the Seller Group, on the one hand, to a member of the NewCo Group, on the other hand, that: (A) are in respect of goods or services sold to or by a member of the Seller Group in the ordinary course of business consistent with past practice and (B) are effective or outstanding as of the Closing; and

(v) all Liabilities to the extent relating to, arising out of or resulting from any Excluded Assets;

(vi) all other Liabilities of the Seller Group that are not TS Liabilities; and

(vii) all other Liabilities that are expressly contemplated by this Agreement, the Purchase Agreement or any other Transaction Document as Liabilities to be retained or assumed by Seller or any other member of the Seller Group, and all Liabilities of Seller or any member of the Seller Group under this Agreement, the Purchase Agreement or any of the other Transaction Documents.

Section 2.4 Transfer of Excluded Assets and Assumption of Excluded Liabilities Not Effected at or Prior to the Closing.

(a) To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the NewCo Group at or prior to the Closing, or is owned or held by a member of the NewCo Group after the Closing, from and after the Closing:

(i) The NewCos shall, and shall cause their applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Seller or certain of its Subsidiaries designated by Seller, and Seller or such Subsidiaries shall accept from the NewCos and their applicable Subsidiaries, all of the NewCos’ and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii) Seller and/or its Subsidiaries designated by Seller shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms; provided, that, in accordance with Section 2.3(b), all such Excluded Liabilities shall be paid, performed, satisfied, fulfilled or discharged by Seller and/or its Affiliates regardless of whether such acceptance, assumption or agreement to perform has occurred.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities provided for Section 2.4(a)(i) and Section 2.4(a)(ii) and without any additional consideration therefor: (i) the NewCos shall execute and deliver, and shall cause their Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of the NewCos’ and their Subsidiaries’ right, title and interest in and to the Excluded Assets to Seller and its Subsidiaries, and (ii) Seller shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Seller or its Subsidiaries. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “Post-Closing NewCo Transfer Documents.”

(c) To the extent that the transfer or assignment of any Excluded Asset or the assumption of any Excluded Liability requires any Approvals or Notifications, the Parties shall use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither Seller nor the NewCos shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications; provided, further, that the obligation to obtain or make such Approvals or Notifications shall terminate on the date that is 12 months after the Closing.

(d) If and to the extent that the valid, complete and perfected transfer or assignment to the Seller Group of any Excluded Assets or the assumption by the Seller Group of any Excluded Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Closing, then, unless the Parties shall mutually otherwise determine, the transfer or assignment to the Seller Group of such Excluded Assets or the assumption by the Seller Group of such Excluded Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities for all other purposes of this Agreement, including Article V.

(e) If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability intended to be transferred, assigned or assumed under this Agreement is not consummated at or prior to the Closing, whether as a result of the provisions of Section 2.4(d) or for any other reason, then the Parties shall cooperate to effect such transfers as promptly following the Closing as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the NewCo Group retaining such Excluded Asset or such Excluded Liability, as the case may be, shall thereafter hold (at the expense of Seller) such Excluded Asset in trust for the use and benefit of the member of the Seller Group entitled thereto and retain such Excluded Liability for the account of the member of the Seller Group. In addition, the member of the NewCo Group retaining such Excluded Asset or such

Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and use reasonable best efforts (at the expense of Seller) to take such other actions as may be reasonably requested by the member of the Seller Group to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the Seller Group in the same position as if such Excluded Asset or Excluded Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, are to inure from and after the Closing to the Seller Group. Except to the extent otherwise required by applicable Law, each of Seller and the NewCos shall, and shall cause their Affiliates to, (i) for all U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, treat any Excluded Asset and any Excluded Liability transferred, assigned or assumed after the Closing pursuant to this Section 2.4(e) as having been so transferred, assigned or assumed prior to the Closing pursuant to the Reorganization and (ii) file all Returns (as defined in the Purchase Agreement) in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(f) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability pursuant to Section 2.4(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g) Any member of the NewCo Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by Seller, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Seller.

Section 2.5 Transfer of TS Assets and Assumption of TS Liabilities Not Effected at or Prior to the Closing.

(a) To the extent any TS Asset is transferred or assigned to, or any TS Liability is assumed by, a member of the Seller Group at or prior to the Closing, or is owned or held by a member of the Seller Group after the Closing, from and after the Closing:

(i) Seller shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to the NewCos or certain of their Subsidiaries designated by the NewCos, and the NewCos or such Subsidiaries shall accept from Seller and its applicable Subsidiaries, all of Seller’s and such Subsidiaries’ respective right, title and interest in and to such TS Assets; and

(ii) The NewCos and/or their Subsidiaries designated by the NewCos shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such TS Liabilities in accordance with their respective terms; provided, that, in accordance with Section 2.3(a), all such TS Liabilities shall be paid, performed, satisfied, fulfilled or discharged by the NewCos regardless of whether such acceptance, assumption or agreement to perform has occurred.

(b) In furtherance of the assignment, transfer, conveyance and delivery of TS Assets and the assumption of TS Liabilities provided for in Section 2.5(a)(i) and Section 2.5(a)(ii) and without any additional consideration therefor: (i) Seller shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Seller’s and its Subsidiaries’ right, title and interest in and to the TS Assets to the NewCos and their Subsidiaries, and (ii) the NewCos shall execute and deliver, and shall cause their Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the TS Liabilities by the NewCos or their Subsidiaries. All of the foregoing documents contemplated by this Section 2.5(b) shall be referred to collectively herein as the “Post-Closing Seller Transfer Documents.”

(c) To the extent that the transfer or assignment of any TS Asset or the assumption of any TS Liability requires any Approvals or Notifications, the Parties shall use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither Seller nor the NewCos shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications; provided, further, that the obligation to obtain or make such Approvals or Notifications shall terminate on the date that is 12 months after the Closing.

(d) If and to the extent that the valid, complete and perfected transfer or assignment to the NewCo Group of any TS Assets or assumption by the NewCo Group of any TS Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Closing then, unless the Parties shall mutually otherwise determine, the transfer or assignment to the NewCo Group of such TS Assets or the assumption by the NewCo Group of such TS Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such TS Assets or TS Liabilities shall continue to constitute TS Assets and TS Liabilities for all other purposes of this Agreement, including Article V.

(e) If any transfer or assignment of any TS Asset or any assumption of any TS Liability intended to be transferred, assigned or assumed under this Agreement is not consummated at or prior to the Closing, whether as a result of the provisions of Section 2.5(d) or for any other reason, then the Parties shall cooperate to effect such transfers as promptly following the Closing as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the Seller Group retaining such TS Asset or such TS Liability, as the case may be, shall thereafter hold (at the expense of the NewCos) such TS Asset in trust for the use and benefit of the member of the NewCo Group entitled thereto and retain such TS Liability for the account of the member of the NewCo Group. In addition, the member of the Seller Group retaining such TS Asset or such TS Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such TS Asset or TS Liability in the ordinary course of business in accordance with past practice and use reasonable best efforts (at the expense of the NewCos) to take such other actions as may be reasonably requested by the member of the NewCo Group to whom such TS Asset is to be transferred or assigned, or which will assume such TS Liability, as the case may be, in order to place such member of the NewCo Group in the same position as if such TS Asset or TS Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such TS Asset or TS Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such TS Asset or TS Liability, as the case may be, are to inure from and after the Closing to the NewCo Group. Except to the extent otherwise required by applicable Law, each of Seller and the NewCos shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, treat any TS Asset and any TS Liability transferred, assigned or assumed after the Closing pursuant to this Section 2.5(e) as having been so transferred, assigned or assumed prior to the Closing pursuant to the Reorganization and (ii) file all Returns (as defined in the Purchase Agreement) in a manner consistent with such treatment and not take any Tax position inconsistent therewith.

(f) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any TS Asset or the deferral of assumption of any TS Liability pursuant to Section 2.5(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any TS Asset or the assumption of any TS Liability have been removed, the transfer or assignment of the applicable TS Asset or the assumption of the applicable TS Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g) Any member of the Seller Group retaining a TS Asset or TS Liability due to the deferral of the transfer or assignment of such TS Asset or the deferral of the assumption of such TS Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by the NewCos, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the NewCos.

Section 2.6 Novation of TS Contracts and TS Liabilities; Indemnification.

(a) Each of Seller and the NewCos shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution,

approval or amendment required to novate or assign all obligations under TS Contracts and other obligations or Liabilities of any nature whatsoever that constitute TS Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the NewCo Group, or the substitution of a member of the NewCo Group if no member of the NewCo Group is then a party thereto, so that, in any such case, the members of the NewCo Group will be solely responsible for such Liabilities; provided, however, that neither Seller nor the NewCos shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested. In furtherance of the foregoing, each of Seller and the NewCos shall cooperate and use reasonable best efforts to obtain or make, or cause to be obtained or made, any novation of any TS Contract that is a Government Contract.

(b) If Seller or the NewCos are unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the Seller Group shall continue to be bound by such TS Contract or other obligation or Liability that is a TS Liability and, unless not permitted by the terms thereof or by Law, the NewCos shall or shall cause a member of the NewCo Group to, as agent or subcontractor for such member of the Seller Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Seller Group that constitute TS Liabilities from and after the Closing. The NewCos shall indemnify each Seller Indemnified Party, and hold each of them harmless, against any Liabilities (other than Excluded Liabilities) arising in connection therewith; provided that the NewCos shall have no obligation to indemnify any Seller Indemnified Party that has engaged in any violation of Law or fraud in connection therewith. Seller shall cause each member of the Seller Group, without further consideration, to promptly pay and remit, or cause to be paid or remitted, to the NewCos or to another member of the NewCo Group specified by the NewCos, all money, rights and other consideration received by it or any member of the Seller Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such TS Contract or TS Liabilities shall otherwise become assignable or able to be novated, Seller, without payment of further consideration, shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Seller Group thereunder to the NewCos or another member of the NewCo Group specified by the NewCos, and the NewCos, without the payment of any further consideration, shall, or shall cause such other member of the NewCo Group to, assume such obligations.

Section 2.7 Novation of Excluded Liabilities; Indemnification.

(a) Each of Seller and the NewCos shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under Contracts that are not TS Contracts and other obligations or Liabilities for which one or more members of the NewCo Group are liable and that do not constitute TS Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Seller Group, or the substitution of a member of the Seller Group if no member of the Seller Group is then a party thereto, so that, in any such case, the members of the Seller Group will be solely responsible for such Liabilities; provided, however, that neither Seller nor the NewCos shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If Seller or the NewCos are unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the NewCo Group shall continue to be bound by such Contract or other obligation or Liability and, unless not permitted by the terms thereof or by Law, Seller shall or shall cause a member of the Seller Group to, as agent or subcontractor for such member of the NewCo Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the NewCo Group that do not constitute TS Liabilities from and after the Closing. Seller shall indemnify each NewCo Indemnified Party and hold each of them harmless against any Liabilities (other than TS Liabilities) arising in connection therewith; provided that Seller shall have no obligation to indemnify any NewCo Indemnified Party that has engaged in any violation of Law or fraud after the Closing in connection therewith. The NewCos shall cause each member of the NewCo Group, without further consideration, to promptly pay and remit, or cause to be paid or remitted, to Seller or to another member of the Seller Group specified by Seller, all money, rights and other consideration received by it or any member of the NewCo Group in respect of such performance (unless any such consideration is a TS Asset). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such Contract or other obligations or Liabilities shall otherwise become assignable or able to be novated, the NewCos, without payment of further consideration, shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the NewCo Group thereunder to Seller or another member of the Seller Group specified by Seller, and Seller, without the payment of any further consideration shall, or shall cause such other member of the Seller Group to, assume such obligations.

Section 2.8 Termination of Intercompany Contracts; Settlement of Intercompany Loans.

(a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 4.1, the NewCos and each member of the NewCo Group, on the one hand, and Seller and each member of the Seller Group, on the other hand, hereby terminate, effective as of the Closing, any and all Contracts, whether or not in writing, between or among the NewCos and/or any member of the NewCo Group, on the one hand, and Seller and/or any member of the Seller Group, on the other hand, that are effective or outstanding as of immediately prior to the Closing. No such terminated Contract (including any provision thereof that purports to survive termination) shall be of any further force or effect from and after the Closing. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to this Agreement, the other Transaction Documents and the Purchase Agreement (and each other Contract expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued by the Parties or any of the members of their respective Groups after the Closing).

(c) Except as otherwise expressly provided in this Agreement or any Transaction Document, the relevant members of the NewCo Group and the Seller Group shall satisfy, cancel or otherwise discharge all intercompany loans and other accounts (other than intercompany receivables and payables, as provided in Section 2.2(a)(x) and Section 2.3(a)(v)) between any member of the NewCo Group, on the one hand, and any member of the Seller Group, on the other hand, in existence as of immediately prior to the Closing and after giving effect to the Reorganization no later than the Closing by (i) forgiveness by the relevant oblige, (ii) one or a related series of repayments, distributions and/or contributions to capital or (iii) any other legal means, in each case as determined by Seller.

Section 2.9 Shared Assets. The Parties shall use their reasonable best efforts to separate the Shared Assets into separate Assets so that the TS Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Asset to the extent such Shared Asset would otherwise constitute a TS Asset, and Seller will retain the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Asset to the extent such Shared Asset would otherwise constitute an Excluded Asset. If any third party that is entitled to consent to the separation of the Shared Asset has not provided such consent or if the separation of a Shared Asset has not been completed as of the Closing Date for any other reason, then the Parties shall use their reasonable best efforts to develop and implement arrangements to pass along to the NewCo Group the benefit and the Liabilities of the portion of any such Shared Asset related to the TS Business and to pass along to the Seller Group the benefit and the Liabilities of the portion of the Shared Asset related to the Retained Business, as the case may be. If and when any such consent is obtained, the Shared Asset will be separated in accordance with this Section 2.9. The obligations set forth in this Section 2.9 will terminate on the date that is twenty-four (24) months after the Closing Date. The NewCos and Seller shall share equally any costs related to separating the Shared Assets.

Section 2.10 Cash. Prior to the Closing, Seller may, and may cause the members of the Seller Group and the NewCo Group to, take such actions in accordance with applicable Law as Seller deems advisable to minimize or reduce the amount of cash and cash equivalents remaining in any accounts held by or in the name of a member of the NewCo Group as of the Closing.

Section 2.11 Bank Accounts.

(a) Seller and the NewCos each agree to take, or cause the respective members of their respective Groups to take, prior to the Closing (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each bank and brokerage account owned by the NewCos or any other member of the NewCo Group (collectively, the “NewCo Accounts”), so that such NewCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Seller or any other member of the Seller Group (collectively, the “Seller Accounts”) are de-linked from such Seller Accounts.

(b) Seller and the NewCos each agrees to take, or cause the respective members of their respective Groups to take, prior to the Closing (or as soon as possible thereafter), all actions necessary to amend all Contracts governing the Seller Accounts so that such Seller Accounts, if currently linked to any NewCo Account, are de-linked from such NewCo Accounts.

(c) With respect to any outstanding checks issued by Seller, the NewCos or any of their respective Subsidiaries prior to the Closing, such outstanding checks shall be honored from and after the Closing by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any other Transaction Document. If, after the Closing, a Person or Group honors a check relating to the other Person’s or Group’s business or Liability such other Person or Group shall promptly reimburse the Person or Group honoring such check for the amount of such check upon demand therefor.

(d) As between Seller and the NewCos (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments and reimbursements received after the Closing by either Party (or member of its Group) to which the other Party (or member of its Group) is entitled under this Agreement shall be held by such receiving Party in trust for the use and benefit of the Party entitled thereto and, within 15 days after the receiving Party reasonably determines that the other Party (or member of its Group) is entitled to such payment or reimbursement, such receiving Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party or the applicable member of the other Party’s Group, the amount of such payment or reimbursement without right of setoff.

Section 2.12 Disclaimer of Representations and Warranties. EACH OF SELLER (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SELLER GROUP) AND THE NEWCOS (ON BEHALF OF THEMSELVES AND EACH MEMBER OF THE NEWCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE PURCHASE AGREEMENT OR ANY CERTIFICATE DELIVERED THEREUNDER OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE PURCHASE AGREEMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY INCLUDING REPRESENTATIONS OR WARRANTIES REGARDING ANY REQUIRED APPROVALS OR OTHER REQUIREMENTS FOR CONVEYANCE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE PURCHASE AGREEMENT ANY CERTIFICATE DELIVERED THEREUNDER OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE).

Section 2.13 Post-Closing Communications. After the Closing, each Party or any member of its Group may receive mail, packages and other communications properly belonging to the other Party or any member of its Group. At all times after the Closing, each Party and the members of its Group are hereby authorized to receive and open all mail, packages and other communications received by such Party or member that belongs to the other Party or any members of its Group, and to the extent that such mail, packages or other communications do not relate to the business of the receiving Party or member, the receiving Party or member shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or member, copies thereof) to the other Party. The provisions of this Section 2.13 are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

ARTICLE III

ACCESS TO INFORMATION SECTION

Section 3.1 Access to Information.

(a) Until the seventh anniversary of the Closing Date (or such longer period as such access by a Party is required under applicable Law), subject to Section 6.2 and any other applicable confidentiality obligations, each of Seller and the NewCos, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group and its Representatives, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs to (i) comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) carry out its human resources functions or to establish, assume or administer its benefit plans or payroll functions, (iii) satisfy accounting or other similar requirements or (iv) comply with its obligations under this Agreement or any other Transaction Document (including with respect to the completion of the Reorganization); provided that in the case of Information reasonably requested by a Party to satisfy its financial and statutory audit requirements, the access contemplated by this Section 3.1(a) shall extend until the 10th anniversary of the Closing Date; provided, further, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, such Party shall not be required to provide such Information but the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such detriment or consequence.

(b) Until the seventh anniversary of the Closing Date (or such longer period as such access by the NewCos are required under applicable Law), subject to Section 6.2 and any other applicable confidentiality obligations, (i) the NewCos and their Representatives shall have access during regular business hours (as in effect from time to time) to the documents that relate to the TS Business that are located in archives retained or maintained by any member of the Seller Group and (ii) the NewCos may obtain copies (but not originals unless it is a TS Asset) of documents for bona fide business purposes. Nothing herein shall be deemed to restrict the access of any member of the Seller Group to any such documents or to impose any liability on any member of the Seller Group if any such documents are not maintained or preserved by Seller.

(c) Until the seventh anniversary of the Closing Date (or such longer period as such access by Seller is required under applicable Law), subject to Section 6.2 and any other applicable confidentiality obligations, (i) Seller and its Representatives shall have access during regular business hours (as in effect from time to time) to the documents that relate to the Retained Business that are located in archives retained or maintained by any member of the NewCo Group and (ii) Seller may obtain copies (but not originals unless it is an Excluded Asset) of documents for bona fide business purposes. Nothing herein shall be deemed to restrict the access of any member of the NewCo Group to any such documents or to impose any liability on any member of the NewCo Group if any such documents or objects are not maintained or preserved by the NewCos.

Section 3.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 3.1 shall be deemed to remain the property of the providing Party, except where such Information is an Asset of the requesting Party pursuant to the provisions of this Agreement or any other Transaction Document. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 3.1.

Section 3.3 Compensation for Providing Information. The Party requesting Information pursuant to Section 3.1 agrees to reimburse the other Party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing Party or in connection with the restoration of backup tapes for purposes of providing the requested Information), to the extent that such costs are incurred in connection with such other Party’s provision of Information in response to the requesting Party. The Party requesting Information pursuant to Section 3.1 agrees to pay the applicable out-of-pocket fees and expenses for any archive research services performed by the other Party.

Section 3.4 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article III and other provisions of this Agreement, from and after the Closing, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control in accordance with the document retention policies or ordinary course practices of Seller in effect as of the Closing (including any Information that is subject to a “Litigation Hold” issued by either Party prior to the Closing) or such other document retention policies as may be reasonably adopted by the applicable Party from and after the Closing (provided that such other document retention policies at least provide for the retention of documents until the expiration of the obligations of Seller and the NewCos under Section 3.1).

(b) Notwithstanding anything to the contrary herein, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information contemplated by Section 3.1(a) without first offering to deliver such Information to the other Party, at the other Party’s cost and expense; provided that (i) in the case of any Information relating to a pending or threatened Action that is known to a member of the Group in possession of such Information and notified to the other Party, the Parties shall comply with the requirements of the applicable “Litigation Hold” (provided that with respect to any pending or threatened Action arising after the Closing, the requirements of this clause (i) shall apply only to the extent that the member of the Seller Group or the NewCo Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” of such pending or threatened Action); and (ii) in no event shall a Party destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c) Notwithstanding the foregoing Section 3.4(a) and Section 3.4(b), no Party shall have any Liability to any other Party if any Information is destroyed or for such Party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable retention policies as required under this Section 3.4, provided that such Party has used its reasonable best efforts to comply with Section 3.4(a) and Section 3.4(b).

Section 3.5 Liability for Information Provided. No Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate, in the absence of willful misconduct or fraud by the Party providing such Information.

Section 3.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article III are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any other Transaction Document.

(b) When any Information provided by one Group to the other is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document (including any Information that is not relevant to the receiving Party’s request for such Information) or is no longer required to be retained by applicable Law, the receiving Party will promptly, upon the request of the providing Party, either (i) return to the providing Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or (ii) certify to the providing Party that it has destroyed such Information (and all copies thereof and all notes, extracts or summaries based thereon).

Section 3.7 Production of Witnesses and Records in Connection with an Action.

(a) Notwithstanding anything to the contrary in Section 3.1, from and after the Closing, except in the case of an adversarial Action by one Party or any of its Affiliates against the other Party or any of its Affiliates, each Party shall use its reasonable best efforts to make available to each other Party, upon written request, the current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any books, records or other Information within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other Information may reasonably be required in connection with any Action by or against a third party in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith.

(b) In furtherance of the Parties’ agreement under this Section 3.7, Seller and the NewCos shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

(c) In connection with any matter contemplated by this Section 3.7, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

(d) For the avoidance of doubt, the provisions of this Section 3.7 are in furtherance of the provisions of Section 3.1 and shall not be deemed to limit the Parties’ rights and obligations under Section 3.1.

Section 3.8 Counsel; Privileges; Legal Materials.

(a) In-house lawyers employed by Seller and its Affiliates prior to the Closing (“Existing Seller Counsel”) have provided legal services to and jointly represented Seller and its Affiliates, including members of the Seller Group and the NewCo Group. From and after the Closing, certain Existing Seller Counsel will remain employees of one or more members of the Seller Group and provide legal services to and represent only the Seller Group (“Seller Counsel”), and certain Existing Seller Counsel will become employees of one or more members of the NewCo Group and provide legal services to and represent only the NewCo Group (“NewCo Counsel”). From and after the Closing, (i) Seller Counsel will represent only the Seller Group; (ii) NewCo Counsel will represent only the NewCo Group; and (iii) Seller Counsel and NewCo Counsel will, subject to rules of professional responsibility respecting obligations to former clients, owe a duty of loyalty and other professional obligations only to their respective clients. The Parties have previously been jointly represented by the Existing Seller Counsel in various legal matters of common interest. This joint representation included in its scope all matters prior to the Closing in which a Party or another member of its Group was represented by any of the Existing Seller Counsel.

(b) The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any Information concerning general business matters related to the TS Business and members of the NewCo Group prior to the Closing (excluding any Information concerning any proposed sale or other disposition of the TS Business or any other transaction contemplated by this Agreement, the Purchase Agreement or any other Transaction Document or in lieu of any of the foregoing) (“General TS Business Information”)

shall, to the extent relating to any Third-Party Claim with respect to which Seller has an indemnification obligation under this Agreement, the Purchase Agreement or any other Transaction Document, be subject to a joint privilege and protection between Seller, on the one hand, and the members of the NewCo Group, on the other hand. Seller and the members of the NewCo Group shall have equal right and obligation to assert such joint privilege and protection, and no such joint privilege or protection may be waived by (i) Seller without the prior written consent of such member of the NewCo Group or (ii) by any member of the NewCo Group without the prior written consent of Seller.

(c) The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to (i) General TS Business Information not relating to any Third-Party Claim with respect to which Seller has an indemnification obligation under this Agreement, the Purchase Agreement or any other Transaction Document shall be retained and controlled only by the NewCos and may be waived only by the NewCos. The Seller acknowledges and agrees, on behalf of itself and each member of the Seller Group, that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidentiality shall not be controlled, owned, used, waived or claimed by any member of the Seller Group at any time upon consummation of the Closing; and (ii) in the event of a dispute between any member of the Seller Group and a third party or any other circumstance in which a third party requests or demands that any member of the Seller Group produce privileged materials or attorney work-product of any member of the NewCo Group (including the privileged communications and attorney work-product covered by this Section 3.8), Seller shall cause such member of the Seller Group to assert such privilege or protection on behalf of the applicable member of the NewCo Group to prevent disclosure of privileged communications or attorney work-product to such third party; provided, that, in the event a dispute arises between any member of the Seller Group and a third party after the Closing, such member of the Seller Group may assert attorney-client privilege to prevent disclosure of such General TS Business Information by any member of the NewCo Group to such third party.

(d) The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to (i) any Information prepared by or on behalf of Seller or any of its Subsidiaries concerning any proposed sale or other disposition of the TS Business or any other transaction contemplated by this Agreement, the Purchase Agreement or any other Transaction Document or in lieu of any of the foregoing, and (ii) any Information prepared by or on behalf of Seller or any of its Subsidiaries other than General TS Business Information, shall in each case be retained and controlled only by Seller and may be waived only by Seller. The NewCos acknowledge and agree, on behalf of themselves and each member of the NewCo Group, that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidentiality shall not be controlled, owned, used, waived or claimed by any member of the NewCo Group at any time upon consummation of the Closing; and (ii) in the event of a dispute between any member of the NewCo Group and a third party or any other circumstance in which a third party requests or demands that any member of the NewCo Group produce privileged materials or attorney work-product of any member of the Seller Group (including the privileged communications and attorney work-product covered by this Section 3.8), the NewCos shall cause such member of the NewCo Group to assert such privilege or protection on behalf of the applicable member of the Seller Group to prevent disclosure of privileged communications or attorney work-product to such third party; provided, that, in the event a dispute arises between any member of the NewCo Group and a third party after the Closing, such member of the NewCo Group may assert attorney-client privilege to prevent disclosure of General TS Business Information by any member of the Seller Group to such third party.

(e) The Parties agree that the Reorganization shall not waive or affect any applicable privileges, including the attorney-client privilege, the attorney work product doctrine, the common interest privilege and the joint-client/joint representation privilege. No Party may waive any privilege that could be asserted under any applicable Law and in which the other Party has joint privilege, without the prior written consent of the other Party. If any dispute arises between Seller and the NewCos, or any members of their respective Groups, regarding whether joint privilege should be waived, each Party (i) shall negotiate with the other Party in good faith and (ii) shall endeavor to minimize any prejudice to the rights of the other Party. For the avoidance of doubt, each Party shall be permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.

(f) Notwithstanding Section 3.8(b), the Parties acknowledge and agree that, as between the Seller Group and the NewCo Group (as constituted as of immediately before the Closing), Gibson, Dunn & Crutcher LLP (“Counsel”) and Existing Seller Counsel represented, for times prior to the Closing, only Seller and not any member of the NewCo Group. Notwithstanding Section 3.8(b), the Parties acknowledge and agree that (i) any advice given by or communications with Counsel prior to the Closing shall not be subject to any joint privilege and shall be owned solely by Seller, (ii) any advice given by or communications with Existing Seller Counsel (to the extent it relates to any proposed sale or other disposition of the TS Business or any other transaction contemplated by this Agreement, the Purchase Agreement or any other Transaction Document) shall not be subject to any joint privilege and shall be owned solely by Seller, and (iii) no member of the NewCo Group (as of immediately before the Closing) has the status of a client of Counsel as a result of advice given by or communications with Counsel prior to the Closing, for conflict of interest or any other purposes. Seller and the NewCos (for themselves and on behalf of each member of the NewCo Group) hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller, its Affiliates and its direct and indirect equityholders, on the one hand, and the NewCo Group, on the other hand, are adverse, arises after the Closing between the NewCo Group or, on the one hand, and Seller, its Affiliates and its direct and indirect equityholders, on the other hand, Counsel may represent Seller, its Affiliates and its direct and indirect equityholders in such dispute, even though the interests of Seller, its Affiliates and its direct and indirect equityholders may be directly adverse to one or more members of the NewCo Group, unless Counsel formerly represented one or more of members of the NewCo Group in any matter substantially related to such dispute.

(g) In furtherance of the Parties’ agreement under this Section 3.8, Seller and the NewCos shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Seller and the NewCos set forth in this Section 3.8 and in Section 6.2 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE IV

RELEASES

Section 4.1 Release of Pre-Closing Claims.

(a) Except (i) as provided in Section 4.1(c), (ii) as may be otherwise provided in this Agreement, any other Transaction Document or the Purchase Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to Article V or pursuant to the Purchase Agreement or any other Transaction Document and without limiting the rights of Buyer under the Purchase Agreement or any of the Transaction Documents, effective as of the Closing, the NewCos do hereby, for themselves and each other member of the NewCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing have been directors, officers, agents or employees of any member of the NewCo Group (in each case, in their respective capacities as such), remise, release and forever discharge Seller and the other members of the Seller Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Seller Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Seller Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or prior to the Closing, including in connection with the transactions and all other activities to implement the Reorganization, and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Purchase Agreement. Without limitation (other than those expressly set forth above), the foregoing release includes a release of any rights and benefits with respect to such Liabilities that the NewCos and each member of the NewCo Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, the NewCos hereby acknowledge that they are aware that factual matters now unknown to them may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and they further agree that this release has been negotiated and agreed upon in light of that awareness and they nevertheless hereby intend to release the Seller Released Persons from the Liabilities described in the first sentence of this Section 4.1(a).

(b) Except (i) as provided in Section 4.1(c), (ii) as may be otherwise provided in this Agreement, any other Transaction Document or the Purchase Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to Article V or pursuant to the Purchase Agreement or any other Transaction Document and without limiting the rights of the Seller under the Purchase Agreement or any of the Transaction Documents, effective as of the Closing, Seller does hereby, for itself and each other member of the Seller Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Seller Group (in each case, in their respective capacities as such), remise, release and forever discharge the NewCos, the respective members of the NewCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing have been directors, officers, agents or employees of any member of the NewCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “NewCo Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or prior to the Closing, including in connection with the transactions and all other activities to implement the Reorganization, and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Purchase Agreement. Without limitation (other than those expressly set forth above), the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Seller and each member of the Seller Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle, which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Seller hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the NewCo Released Persons from the Liabilities described in the first sentence of this Section 4.1(b).

(c) Nothing contained in Section 4.1(a) or Section 4.1(b) shall impair or otherwise impact any right of any Party, and as applicable, any member of such Party’s Group, to enforce or make any claim under or in connection with this Agreement, any other Transaction Document, the Purchase Agreement or any Contracts that are specified in Section 2.8(b), in each case in accordance with its terms. Nothing contained in Section 4.1(a) or Section 4.1(b) shall release any Person from:

(i) any Liability provided in, resulting from or in connection with (A) any Transaction Document, (B) the Purchase Agreement or (C) any Contract among any members of the Seller Group or the NewCo Group that is specified in Section 2.8(b) as not terminating as of the Closing;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under this Agreement, any other Transaction Document or the Purchase Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used (x) in the ordinary course of business consistent with past practice by a member of one Group from a member of the other Group prior to the Closing, or (y) by Seller or its Affiliates to Buyer or its Affiliates or Buyer or its Affiliates to Seller or its Affiliates;

(iv) any Liability provided in or resulting from any Contract that is entered into after the Closing between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of the other Party’s Group), on the other hand;

(v) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement, the other Transaction Documents or the Purchase Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Article V and, if applicable, the appropriate provisions of the other Transaction Documents or the Purchase Agreement; or

(vi) any Liability the release of which would result in the release of any Person other than the Persons released pursuant to Section 4.1(a) and Section 4.1(b).

In addition, nothing contained in Section 4.1(a) shall release: (A) Seller from indemnifying any director, officer or employee of the NewCo Group who was a director, officer or employee of Seller or any of its Affiliates at or prior to the Closing, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Seller Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a TS Liability, the NewCos shall indemnify Seller for such Liability (including Seller’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article V; and (B) the NewCos from indemnifying any director, officer or employee of the Seller Group who was a director, officer or employee of Seller or any of its Affiliates at or prior to the Closing, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the NewCo Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an Excluded Liability, Seller shall indemnify the NewCos for such Liability (including the NewCos’ costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article V.

(d) The NewCos shall not make, and shall not permit any member of the NewCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Seller or any member of the Seller Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Seller shall not make, and shall not permit any member of the Seller Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the NewCos or any member of the NewCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

ARTICLE V

INDEMNIFICATION, GUARANTEES AND LITIGATION

Section 5.1 General Indemnification by the NewCos. Subject to the terms of this Article V, from and after the Closing, the NewCos shall indemnify, defend and hold harmless each member of the Seller Group and each of their respective Representatives, and each of the successors and permitted assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”), from and against, and shall pay and reimburse each of the Seller Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties (whether in connection with a Direct Claim or a Third Party Claim) relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “NewCo Indemnification Obligations”):

(a) any TS Liability;

(b) the failure of the NewCos or any other member of the NewCo Group or any other Person to pay, perform or otherwise promptly discharge any TS Liabilities after the Closing;

(c) except to the extent it relates to an Excluded Liability, any Seller Guarantee (as defined in the Purchase Agreement); and

(d) any breach by any member of the NewCo Group of this Agreement.

Section 5.2 General Indemnification by Seller. Subject to the terms of this Article V, from and after the Closing, Seller shall indemnify, defend and hold harmless each member of the NewCo Group and each of their respective Representatives, and each of the successors and permitted assigns of any of the foregoing (collectively, the “NewCo Indemnified Parties”), from and against, and shall pay and reimburse each of the NewCo Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the NewCo Indemnified Parties (whether in connection with a Direct Claim or a Third Party Claim) relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “Seller Indemnification Obligations”):

(a) any Excluded Liability;

(b) the failure of Seller or any other member of the Seller Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Closing;

(c) except to the extent it relates to a TS Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the NewCo Group for the benefit of any member of the Seller Group that survives the Closing;

(d) any breach by any member of the Seller Group of this Agreement; and

(e) except as otherwise specifically provided for herein or in the Employee Matters Agreement, any Liabilities relating to, arising out of or resulting from the Reorganization.

Section 5.3 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Liability subject to indemnification pursuant to this Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability; provided, that nothing in this Section 5.3 shall obligate the Indemnified Party to maintain insurance or make any insurance claim. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds in respect of such Loss, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Loss.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement.

(c) Any indemnity payment under this Article V shall be increased to take into account any actual Tax cost incurred by the Indemnified Party arising from the receipt or accrual of such indemnity payment and shall be decreased to take into account any actual reduction in Taxes otherwise payable by the Indemnified Party (that is actually received in the taxable year in which the indemnity payment was made) arising from the incurrence of such indemnified Liability.

(d) Any payment under this Article V shall be treated by the Parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment under the Purchase Agreement unless otherwise required by applicable Law.

Section 5.4 Indemnification Procedures.

(a) All claims for indemnification pursuant to this Article V shall be made in accordance with the procedures set forth in this Section 5.4. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article V shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim; provided, however, that any such Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Claim Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the basis of any limitations on the information included in such Claim Notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Action made or brought by any Person (other than a NewCo Indemnified Party or a Seller Indemnified Party in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim ”), reasonably promptly following receipt of notice of the assertion or commencement of such Action, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim ”), reasonably promptly after the Indemnified Party learns of the facts which may result in a claim for indemnification; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure. For the purposes of this Agreement, “Indemnifying Party” means NewCo US (in the case of a claim for indemnification by a Seller Indemnified Party) or Seller (in the case of a claim for indemnification by a NewCo Indemnified Party).

(b) With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within 30 days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim that seeks any material injunctive or other equitable relief against the Indemnified Party. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate counsel (including advancement thereof) to the Indemnified Party. If the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 5.4(b)) or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the fees and expenses of counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Each of the NewCos and Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith any recommendations made by the other party with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party.

(d) Subrogation. To the extent an indemnification payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any right, defense or claim which such Indemnified Party may have relating to such Third-Party Claim. Subject to Section 5.9, such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 5.5 Additional Matters.

(a) Indemnification payments in respect of any Losses for which an Indemnified Party is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Losses are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such payment (including, where reasonably practicable, an itemization of costs and expenses, attorney invoices and supporting documentation from other vendors in the form reviewed by the Indemnified Party, and any applicable orders, judgments or settlement agreements). The indemnity agreements contained in this Article V shall remain operative and in full force and effect and shall not be limited, regardless of (i) any investigation made by or on behalf of any Indemnified Party or (ii) the actual or constructive knowledge (regardless of whether such knowledge was obtained through an Indemnified Party’s own investigation or through disclosure by the other Party, its Representatives or another Person) by the Indemnified Party of any breach, event or circumstances, whether before or after execution and delivery of this Agreement or the Closing, for which it might be entitled to indemnification under this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) the limitations set forth in Article VIII of the Purchase Agreement shall not limit the rights to indemnification set forth in this Article V, (ii) nothing in this Agreement shall limit the representations and warranties made by the parties to the Purchase Agreement in Article III and Article IV of the Purchase Agreement and (iii) nothing in this Agreement shall limit the rights of Seller or Buyer under the Purchase Agreement.

Section 5.6 Exclusive Remedy. From and after the Closing, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnified Party with respect to claims for Losses for which indemnification is provided hereunder; provided, however, this Section 5.6 shall not limit or otherwise affect (a) either Party’s right to seek specific performance under this Agreement as provided in Section 7.11, (b) either Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud, intentional misrepresentation or willful breach, (c) any other Transaction Document or the Purchase Agreement that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained therein and not this Article V or (d) the operation of Section 4.1.

Section 5.7 Survival of Indemnities. The rights and obligations of each of Seller and the Seller Indemnified Parties and the NewCos and the NewCo Indemnified Parties under this Article V shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

Section 5.8 Guarantees.

(a) (i) Seller shall (with the reasonable cooperation of the applicable member(s) of the NewCo Group) use its reasonable best efforts to have any member(s) of the NewCo Group removed as guarantor of or obligor for and released from any Excluded Liability, and (ii) the NewCos shall (with the reasonable cooperation of the applicable member(s) of the Seller Group) use their reasonable best efforts to have any member(s) of the Seller Group removed as guarantor of or obligor for and released from any TS Liability, including in respect of those guarantees set forth on Schedule 5.8(a)(ii) to the extent that they relate to TS Liabilities.

(b) To the extent required to obtain a removal or release from a guarantee described in Section 5.8(a) (a “Guarantee Release”):

(i) of any member of the Seller Group, the NewCos or an appropriate member of the NewCo Group shall use reasonable best efforts to, on or prior to the Closing (or as soon as reasonably practicable after the Closing for up to 12 months after the Closing), (A) obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, valid and binding written unconditional releases of Seller and its Affiliates (other than the members of the NewCo Group), as applicable, from any TS Liability under any guarantee in effect immediately prior to the Closing, which shall be effective as of the Closing or (B) provide with respect to such guarantees, as reasonably determined by the NewCos, substitute guarantees, letters of credit, escrow arrangements, surety or performance bonds or other arrangements as the counterparty may reasonably request. The NewCos shall coordinate with Seller with respect to its initial contact with such beneficiaries, afford Seller a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep Seller reasonably informed of any discussions with such beneficiaries in which Seller does not participate; and

(ii) of any member of the NewCo Group, Seller or an appropriate member of the Seller Group shall use reasonable best efforts to, on or prior to the Closing (or as soon as reasonably practicable after the Closing for up to 12 months after the Closing), (A) obtain from the respective beneficiary, in form and substance reasonably satisfactory to the NewCos, valid and binding written unconditional releases of the NewCos and their Affiliates (other than the members of the Seller Group), as applicable, from any Excluded Liability under any guarantee in effect immediately prior to the Closing, which shall be effective as of the Closing or (B) provide with respect to such guarantees, as reasonably determined by Seller, substitute guarantees, letters of credit, escrow arrangements, surety or performance bonds or other arrangements as the counterparty may reasonably request. Seller shall coordinate with the NewCos with respect to its initial contact with such beneficiaries, afford the NewCos a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep the NewCos reasonably informed of any discussions with such beneficiaries in which the NewCos do not participate.

(c) If Seller or the NewCos are unable to obtain, or to cause to be obtained, any Guarantee Release, (i) the relevant member of the Seller Group or NewCo Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Losses arising from or relating thereto in accordance with the provisions of this Article V and shall, or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) with respect to such guarantee, each of Seller and the NewCos, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such guarantee unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party.

Section 5.9 Management of Actions. This Section 5.9 shall govern the direction of pending and future Actions in which members of the NewCo Group or the Seller Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 5.9.

(a) Management of NewCo Controlled Actions. From and after the Closing, the NewCo Group shall direct the defense or prosecution of (i) the Actions set forth on Schedule 5.9(a) and (ii) any Actions arising after the Closing that constitute only TS Liabilities or TS Assets (“NewCo Controlled Actions”). If an Action that constitutes solely a TS Liability or a TS Asset is commenced after the

Closing naming a member of the Seller Group as a party thereto, then the NewCos shall use their reasonable best efforts to cause such member of the Seller Group to be removed as a party to such Action. No Party shall add the other Party to any Action pending as of the Closing without the prior written consent of the other Party.

(b) Management of Seller Controlled Actions. From and after the Closing, the Seller Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 5.9(b) and (ii) any other Actions that constitute only Excluded Liabilities or Excluded Assets (“Seller Controlled Actions” ). If an Action that constitutes solely an Excluded Liability or an Excluded Asset is commenced after the Closing naming a member of the NewCo Group as a party thereto, then Seller shall use its reasonable best efforts to cause such member of the NewCo Group to be removed as a party to such Action. No Party shall add the other Party to any Action pending as of the Closing without the prior written consent of the other Party.

(c) Management of Actions Naming Both Seller and NewCos. From and after the Closing, in the event that one or more member(s) of the NewCo Group and one or more member(s) of the Seller Group is named in an Action that is neither a NewCo Controlled Action nor a Seller Controlled Action (a “Separate Action”), each of Seller and the NewCos shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action. Seller and the NewCos shall consult in good faith with each other regarding the management of the defense of each Separate Action.

(d) Management of Mixed Actions. From and after the Closing, (i) any Action set forth on Schedule 5.9(d) and (ii) any Action that constitutes both a TS Liability or a TS Asset, on the one hand, and an Excluded Liability or an Excluded Asset, on the other hand and that do not constitute a NewCo Controlled Action, Seller Controlled Action or a Separate Action (clauses (i) and (ii), “Mixed Action”); shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article V), as determined in good faith by the Parties; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of the other Party (not to be unreasonably withheld); provided further, that if the Action involves the pursuit of any criminal sanctions or penalties or seeks equitable or injunctive relief against any Party or Subsidiary of a Party, that Party shall be entitled to control the defense of the claim against such Party. The Parties shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to Mixed Actions. The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure (in the case of Actions that constitute both a TS Liability and an Excluded Liability) or respective expected financial recovery (in the case of Actions that constitute both a TS Asset and an Excluded Asset). In any Mixed Action, each of Seller and the NewCos may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Retained Business or the TS Business, respectively; provided that each Party shall in good faith make all reasonable efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, (A) if a judgment is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Retained Business and the TS Business; and (B) if a recovery is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries. A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.

(e) Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

Section 5.10 Settlement of Actions. No Party managing an Action pursuant to Section 5.9(d) shall settle or compromise such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action without such consent, (i) if such settlement or compromise (A) includes a complete and unconditional release of each Indemnified Party from all Liabilities and obligations with respect thereto, (B) does not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) does not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VI

OTHER AGREEMENTS

Section 6.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) reasonable best efforts, prior to, at and after the Closing, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement, the other Transaction Documents and the Purchase Agreement, including the matters set forth on Schedule 6.1(a).

(b) Without limiting the foregoing, prior to, at and after the Closing, each Party shall cooperate with the other Party, without any further consideration, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, Contract or other instrument, and to take all such other actions as such Party may reasonably be requested to take by any other Party, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the TS Assets and the assignment and assumption of the TS Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such other Party under this Agreement or any of the other Transaction Documents, if and to the extent it is practicable to do so.

(c) At or prior to the Closing, Seller and the NewCos in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement or any other Transaction Document.

Section 6.2 Confidentiality.

(a) From and after the Closing, subject to Section 6.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Purchase Agreement, Seller shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose to any Person, other than Representatives of Seller or its Affiliates who reasonably need to know such information in providing services to any member of the Seller Group under this Agreement, any other Transaction Document or the Purchase Agreement, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any NewCo Confidential Information. If any disclosures are made in connection with providing services to any member of the Seller Group under this Agreement, any other Transaction Document or the Purchase Agreement, then the NewCo Confidential Information so disclosed shall be used only as required to perform the services. Seller shall use the same degree of care to prevent the unauthorized use or disclosure of the NewCo Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(a), any Information to the extent relating to the TS Business, furnished to or otherwise in the possession of any member of the Seller Group as a result of or in connection with the Reorganization or the performance of any Transaction Document or the Purchase Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Seller, any member of the Seller Group or their respective Representatives, to the extent they contain or otherwise reflect such Information, is hereinafter referred to as “NewCo Confidential Information.” NewCo Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Seller Group or any Representative of a member of the Seller Group not otherwise permissible under this Agreement, (ii) Seller can demonstrate was or became available to Seller after the Closing from a source other than the NewCos or their Affiliates, provided that such source was not known by Seller to be bound by a contractual, legal or fiduciary obligation of confidentiality to the NewCos or any member of the NewCo Group with respect to such Information, or (iii) is developed independently by a member of the Seller Group without use of or reference to the NewCo Confidential Information.

(b) From and after the Closing, subject to Section 6.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Purchase Agreement, the NewCos shall not, and shall cause their Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of the NewCos or their Affiliates who reasonably need to know such information in providing services to any member of the NewCo Group under this Agreement, any other Transaction Document or the Purchase Agreement, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Seller Confidential Information. If any disclosures are made in connection with providing services to any member of the NewCo Group under this Agreement, any other Transaction Document or the Purchase Agreement, then the Seller Confidential Information so disclosed shall be used only as required to perform the services. The NewCos shall use the same degree of care to prevent the unauthorized use or disclosure of the Seller Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(b), any Information to the extent relating to the Retained Business, furnished to or otherwise in the possession of any member of the NewCo Group as a result of or in connection with the Reorganization or the performance of any Transaction Document or the Purchase Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the NewCos, any member of the NewCo Group or their respective Representatives, to the extent they contain or otherwise reflect such Information, is hereinafter referred to as “Seller Confidential Information.” Seller Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the NewCo Group or any Representative of a member of the NewCo Group not otherwise permissible under this Agreement, (ii) the NewCos can demonstrate was or became available to the NewCos after the Closing from a source other than Seller or its Affiliates; provided that such source was not known by the NewCos to be bound by a contractual, legal or fiduciary obligation of confidentiality to Seller or any member of the Seller Group with respect to such Information, or (iii) is developed independently by a member of the NewCo Group without use of or reference to the Seller Confidential Information.

(c) If a member of the Seller Group, on the one hand, or a member of the NewCo Group, on the other hand, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process)

by any Governmental Authority or applicable Law to disclose or provide any NewCo Confidential Information or Seller Confidential Information (other than with respect to any such Information furnished pursuant to the provisions of Article III), as applicable, the Person receiving such request or demand shall use reasonable best efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any NewCo Confidential Information or Seller Confidential Information, as the case may be, to the extent required by such Governmental Authority or applicable Law.

Section 6.3 Insurance Matters.

(a) From and after the Closing, subject to Section 2.2(a)(vii), the NewCo Group and the TS Business shall cease to be insured by Seller’s Insurance Policies. For the avoidance of doubt, Seller shall retain all rights to control its Insurance Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its Insurance Policies, notwithstanding whether any such Insurance Policies apply to any Liabilities of any member of the NewCo Group. The NewCos shall be responsible for securing all Insurance Policies that they consider appropriate for the TS Business and the operation thereof by the NewCo Group. The NewCos agree to arrange for their own Insurance Policies with respect to the TS Business and the NewCo Group covering all periods after the Closing Date. The NewCos agree, on behalf of themselves and each member of the NewCo Group, from and after the Closing, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any member of the Seller Group, except as permitted under Section 6.3(b).

(b) For any claim asserted by or against the NewCos or any NewCo Subsidiary after the Closing arising out of an occurrence taking place prior to the Closing (“Post-Closing Claims”), the NewCos and each NewCo Subsidiary may access coverage under the Pre-Closing Occurrence-Based Policies to the extent such insurance coverage exists and provides coverage, with costs borne by the NewCos as described below, for such Post-Closing Claim. Seller and its Subsidiaries (as applicable) shall reasonably cooperate with the NewCos and the NewCo Subsidiaries in connection with the tendering of such claims; provided, however, that: (i) the NewCos or the NewCo Subsidiaries shall promptly notify Seller of any such Post-Closing Claims in respect of which it is seeking coverage under Seller’s Insurance Policies; (ii) the NewCos shall be responsible for the satisfaction or payment of the portion reasonably allocated to the TS Business of any applicable retention, deductible, unpaid retrospective premium (if any) with respect to any Post-Closing Claim and shall reimburse to Seller and its Subsidiaries all reasonable out-of-pocket costs and expenses incurred in connection with collecting insurance proceeds in respect of such claims. In the event that a Post-Closing Claim relates to the same occurrence for which Seller or its Subsidiaries is seeking coverage under Pre-Closing Occurrence-Based Policies, and the limits under an applicable Pre-Closing Occurrence-Based Policy are not sufficient to fund all covered claims of the NewCos or any NewCo Subsidiary (as applicable) and Seller or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence-Based Policy shall be paid to the respective entities in proportion to the amounts that otherwise would be due were the limits of liability infinite.

(c) For the avoidance of doubt, (i) any Losses involving or related to Post-Closing Claims that are in excess of insurance coverage therefor (net of any retention amounts, recovery costs, retrospective premium, increases in premium and related deductible payable in connection therewith) under applicable Insurance Policies shall not be by virtue of this Section 6.3 the responsibility of Seller or any of its Subsidiaries, and (ii) any amounts paid by an insurer to any member of the NewCo Group and/or received by any member of the NewCo Group pursuant to this Section 6.3 shall not constitute indemnifiable Losses under Article V, and no member of the NewCo Group shall have any right to indemnification under Article V with respect to any such amounts.

(d) In no event will Seller have any Liability whatsoever to any member of the NewCo Group if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Loss of any member of the NewCo Group for any reason whatsoever or is not renewed or extended. Furthermore, the NewCos, on behalf of the NewCo Group, releases each member of the Seller Group with respect to any Liabilities whatsoever as a result of the Insurance Policies and insurance practices of the Seller Group as in effect at any time prior to the Closing, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any Insurance Policy or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

Section 6.4 Reorganization Expenses. Except as otherwise expressly set forth herein, in the Purchase Agreement, the Employee Matters Agreement or the Transition Services Agreement, Seller shall pay for all out-of-pocket fees, costs and expenses of Seller, the NewCos and any of their Subsidiaries incurred prior to, at or after the Closing in connection with the Reorganization and the other transactions contemplated by this Agreement and the other Transaction Documents (the “Reorganization Expenses”); for the avoidance of doubt, any costs and expenses incurred in connection with the preparation of the Audited Financial Statements (as defined in the Purchase Agreement) shall be borne as provided in the Purchase Agreement and shall not be included in “Reorganization Expenses.”

Section 6.5 Transaction Documents. To the extent that the provisions of any of the other Transaction Documents conflict with the provisions of this Agreement with respect to any matter, the provisions of such other agreement or agreements shall govern with respect to such matter; provided, however, that in no event shall any Transfer Document be inconsistent with the terms of this Agreement and in the event of any such inconsistency, this Agreement shall govern. Specifically, the Parties intend that, to the extent set forth in such other Transaction Document and unless otherwise provided therein, (i) any representations, warranties, covenants or agreements between the Parties with respect to Taxes or other Tax matters, including indemnification for Taxes and control of any Tax contest, shall be governed exclusively by the Purchase Agreement (provided that, for the avoidance of doubt, the covenants and agreements contained in the last sentence of Section 2.4(e), the last sentence of Section 2.5(e) and Section 5.3(c) of this Agreement shall apply in accordance with their terms and nothing in this clause (i) shall be interpreted as affecting the applicability of, or the rights and obligations set forth in, such provisions) and (ii) any representations, warranties, covenants or agreements (including agreements as to the allocation of Assets and Liabilities, to the extent addressed therein) between the Parties with respect to employment matters or matters relating to compensation and benefits shall be governed by the Employee Matters Agreement and the Purchase Agreement (provided that, for the avoidance of doubt, the covenants and agreements (including agreements as to the allocation of Assets and Liabilities to the extent addressed therein) contained in Section 2.3(b)(i) and Section 2.3(b)(iii) of this Agreement shall apply in accordance with their terms and nothing in this clause (ii) shall be interpreted as affecting the applicability of, or the rights and obligations set forth in, such provisions).

Section 6.6 Interest on Payments. Except as expressly provided to the contrary in this Agreement or in any other Transaction Document, any amount not paid when due pursuant to this Agreement shall accrue interest at 3% per annum, or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly. Notwithstanding the foregoing, at no time shall any Party be obligated pursuant to the foregoing sentence to pay interest at a rate exceeding the maximum interest rate allowable under applicable Law in any applicable jurisdiction. If, by the terms of such foregoing sentence, any Party would otherwise be obligated at any time to pay interest at a rate in excess of the such maximum interest rate in such applicable jurisdiction, the interest payable shall be recomputed and reduced to such maximum interest rate, and the portion of all prior interest payments exceeding such maximum rate shall be applied to payment of the underlying principal amount.

Section 6.7 Permits. The Seller Group shall cooperate with the NewCo Group and take actions that are reasonably necessary to finalize or effectuate the transfer of a Permit to the NewCo Group that is a TS Asset and that is not already transferred to a member of the NewCo Group as of the Closing. The NewCo Group shall cooperate with the Seller Group and take actions that are reasonably necessary to finalize or effectuate the transfer of a Permit to the Seller Group that is an Excluded Asset and that is not already transferred to a member of the Seller Group as of the Closing. The Seller Group and the NewCo Group agree to cooperate with each other regarding the allocation of responsibilities for Permits at the real properties set forth on Section 3.14(c) of the Seller Disclosure Schedules (as defined in the Purchase Agreement).

Section 6.8 Joinder. As soon as reasonably practicable after the date hereof, Seller shall or shall cause one of its Subsidiaries to form NewCo Non-US as a “besloten vennootschap met beperke aansprakelijkheid” (i.e., B.V.) in the Netherlands and cause NewCo Non-US to execute and deliver a joinder agreement, in a form attached hereto as Exhibit A, agreeing to be bound by the terms and conditions of this Agreement as if NewCo Non-US were a party hereto (together with any other documents necessary to make NewCo Non-US a party hereto).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Corporate Power; Facsimile Signatures.

(a) Seller represents on behalf of itself and on behalf of other members of the Seller Group, and each NewCo represents on behalf of itself and on behalf of other members of the NewCo Group, as follows:

(i) each such Person has the requisite power and authority and has taken all action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a Party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Transaction Document to which it is a Party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Each Party acknowledges that it and each other Party is executing certain of the Transaction Documents by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Document (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any other Transaction Document. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 7.2 Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a) This Agreement and all disputes and controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with the Laws of the State of New York without regard to the laws of any other jurisdiction that might be applied because of the conflicts of law principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

(b) Each of Seller and the NewCos, on behalf of itself and the members of its Group, irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns against the other Party shall be brought and determined in any New York state or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto, except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.3 Survival of Covenants. Except as expressly set forth in this Agreement, any other Transaction Document or the Purchase Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization and the Closing and shall remain in full force and effect.

Section 7.4 Waivers of Default. At any time prior to the Closing, if agreed by Buyer and Seller in writing, (a) the time for performance of any of the obligations or other acts of any Party contained herein or in any other Transfer Document may be extended, or (b) compliance by any Party with any of the agreements or conditions contained herein or in any other Transfer Document may be waived. No failure or delay of any Party or Buyer in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 7.5 Notices. All notices and other communications hereunder and, unless otherwise provided therein, under each of the other Transaction Documents, shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon written confirmation of receipt by email or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Seller or, prior to the Closing, the NewCos, to:

Avnet, Inc.

2211 S. 47th Street

Phoenix, AZ 85034

Attention: General Counsel

Email: erin.lewin@avnet.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: Barbara Becker

Email: bbecker@gibsondunn.com

If to Buyer or, following the Closing, the NewCos, then to:

Tech Data Corporation

5350 Tech Data Drive

Mail Stop: A2-3

Clearwater, FL 33760

Attention: David R. Vetter, Senior Vice

President, General Counsel & Secretary

E-mail: david.vetter@techdata.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: David Leinwand

           Glenn McGrory

E-mail: dleinwand@cgsh.com

      gmcgrory@cgsh.com

Section 7.6 Termination. This Agreement shall terminate simultaneously with the valid termination of the Purchase Agreement prior to the Closing. After the Closing, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.

Section 7.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement or any Transfer Document shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision hereof or thereof is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement or such applicable Transfer Document shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.8 Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreement (as defined in the Purchase Agreement) and the Purchase Agreement (in each case, including the Exhibits and Schedules hereto and thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.

Section 7.9 Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Article V, which shall inure to the benefit of the Seller Indemnified Parties benefiting therefrom who are intended to be third-party beneficiaries thereof and the NewCo Indemnified Parties benefiting therefrom who are intended to be third-party beneficiaries thereof; provided, however, that Buyer shall be an express third-party beneficiary of this Agreement. Nothing contained in this Agreement shall be construed to limit the rights of Buyer under any other Transaction Document.

Section 7.10 Public Announcements. On and after the date hereof and through the Closing, Seller and Buyer shall consult with each other before issuing (or permitting any Subsidiary of Seller or either NewCo to issue), and give each other the opportunity to review and comment upon, any press release or other public statement that relates to the transactions contemplated by this Agreement, the other Transaction Documents or the Purchase Agreement or any communication with NewCo Employees (as defined in the Purchase Agreement), and shall not issue any such press release or make any such public statement or communication prior to obtaining the other party’s written approval, which shall not be unreasonably withheld, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 7.11 Specific Performance. The Parties and Buyer agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties and Buyer shall be entitled to specific performance by the Parties of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court), this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties and Buyer hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 7.12 Amendment. This Agreement and the other Transaction Documents may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party and by Buyer.

Section 7.13 Rules of Construction; No Presumption Against Drafting Party. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Each of Seller and the NewCos acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.14 Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 7.15 Performance. Seller will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Seller Group. The NewCos will cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the NewCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 7.15 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.

Section 7.16 Guarantee. Effective from and after the Closing, Buyer hereby unconditionally guarantees, as a primary obligor and not merely as a surety, the due, punctual and complete performance and payment in full when due of all obligations and liabilities of the NewCos and the NewCo Group incurred under this Agreement and each of the Transfer Documents from after the Closing. Buyer hereby waives any provision of any Law applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee or surety is provided. This guarantee shall remain in effect following the Closing for so long as the New Cos or any member of the NewCo Group has any obligations or liabilities to any member of the Seller Group under, arising out of or in connection with this Agreement or any Transfer Document. Buyer will cause to be performed all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by the NewCos or any member of the NewCo Group from and after the Closing.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AVNET, INC.

By:	/s/ Kevin Moriarty
	Name:	Kevin Moriarty
	Title:	Senior Vice President and Chief Financial Officer

AVT TECHNOLOGY SOLUTIONS LLC

By:	/s/ Michael McCoy
	Name:	Michael McCoy
	Title:	Vice President and Secretary

[Signature Page to Reorganization Agreement]

Solely for the purposes of Section 7.10, Section 7.12 and Section 7.16

TECH DATA CORPORATION

By:	/s/ Robert M. Dutkowsky
	Name:	Robert M. Dutkowsky
	Title:	Chief Executive Officer

[Signature Page to Reorganization Agreement]

EXHIBIT A

This JOINDER forms part of the Reorganization Agreement (as it may be amended from time to time, the “Agreement”) dated as of September 19, 2016 by and among Avnet, Inc., a New York corporation, AVT Technology Solutions LLC, a Delaware limited liability company, and, solely for the purposes of Section 7.10, Section 7.12 and Section 7.16 of the Agreement, Tech Data Corporation, a Florida corporation, which Agreement contemplates the joinder by the undersigned thereto. The undersigned hereby acknowledges having received a copy of the said Agreement and having read the said Agreement in its entirety, and for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, hereby agrees that the terms and conditions of the said Agreement shall be binding upon the undersigned as if a party thereto, and such terms and conditions shall inure to the benefit of and be binding upon the undersigned and its successors and permitted assigns.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of             , 2016.

[NEWCO NON-US]

By:
Name:
Title: